Exhibit 10.02

TAX ALLOCATION AGREEMENT

Agreement effective as of the first day of the consolidated return year beginning January 1, 2015 by and among Atlantic American Corporation (“Parent”) and each of the undersigned (“Subsidiaries”):

American Southern Insurance Company
American Safety Insurance Company
Bankers Fidelity Assurance Company
Bankers Fidelity Life Insurance Company
xCalibre Risk Services, Inc.

WITNESSETH:

WHEREAS, the parties (hereinafter sometimes referred to as “Members”; or in the singular “Member”) hereto are part of an affiliated group (“Affiliated Group”) as defined by the Internal Revenue Code of 1986, as amended (“Code”)§1504(a); and

WHEREAS, such Affiliated Group has since 1968 filed a consolidated federal income tax return in accordance with I.R.C. §1501 and is required to file consolidated income tax returns for years subsequent to such year of first consolidated/filing; and

WHEREAS, it is the intent and desire of the parties hereto that a method be established for allocating the consolidated “federal income tax liability” (as determined under Regulations §1.1502-2) of the Affiliated Group among its Members (as required by I.R.C. §1552(a)); for reimbursing the Parent for payment of such tax liability; for compensating any Member for use of its “net operating loss” or “tax credits” in arriving at such tax liability; and to provide for the allocation and payment of any refund arising from a carryback of net operating losses or tax credits from subsequent taxable years.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1.          A U.S. consolidated federal income tax return shall continue to be filed by Atlantic American Corporation for the taxable year ended December 31, 2015, and for each subsequent taxable year in respect of which this Agreement is in effect and for which the Affiliated Group is required or permitted to file a consolidated federal income tax return.  Atlantic American Corporation, the Parent, and each Subsidiary shall execute and file such consents, elections, and other documents that may be required or appropriate for the proper filing of such returns.

2.          In order to compensate Members of the Affiliated Group for the use of net operating losses or tax credits in arriving at the consolidated federal income tax liability of the Affiliated Group, the Members of the Affiliated Group agree to determine and allocate the tax liability of the Affiliated Group among themselves in the following manner:

Step 1. The consolidated regular federal income tax liability of the Affiliated Group, as determined under Regulations  §1.1502-2 shall be allocated to the Members in accordance with Regulations  §1.1552-1(a)(2) under which the “separate return tax liability” of each Member shall be allocated to each Member for the taxable year.  For purposes of the preceding sentence, the “separate return tax liability” of each Member for the taxable year shall be determined as if such Member were filing a separate tax return under the Code.  For purposes of determining the “separate return tax liability” of a Member:

(a)   Any dividends received by one Member from another Member will be assumed to qualify for the 100 percent dividends-received deduction of  §243, or shall be eliminated from such calculation in accordance with Regulations §1.1502-14(a)(1).

(b)   Gain or loss on intercompany transactions, whether deferred or not, shall be treated by each Member in the manner required by Regulations §1.1502-13.

(c)   Limitations on the calculation of a deduction or the utilization of tax credits or the calculation of a tax liability shall be made on a consolidated basis. Accordingly, the limitations provided in §§38(c), 56(a), 170(b)(2), 172(b)(2), and similar limitations shall be applied on a consolidated basis.

(d)   Elections as to tax credits and tax computations which may have been different from the consolidated treatment if separate returns were filed shall be made on an annual basis by the Parent.

Step 2. The consolidated alternative minimum income tax liability of the Affiliated Group shall be allocated to the Members based on separate company alternative minimum tax liability, in a manner similar to that described in Step 1 of paragraph 2 of this Agreement.

Step 3. The total of any additional amounts allocated to Members pursuant to Steps 1 and 2 of paragraph 2 of this Agreement (including amounts allocated as a result of a carryback) shall be paid (as provided in paragraph 4 of this Agreement) by such Members to those other Members which had items of income, deductions, net operating losses, or tax credits to which such total is attributable pursuant to a consistent method which reasonably reflects such items of income, deductions, net operating losses, or tax credits (such consistency and reasonableness to be determined by the party charged with the administration of This Agreement in accordance with paragraph 3 of this Agreement).  However, for this purpose, the amounts paid to Members will generally be deemed consistent and reasonable if paid on a basis equal to net operating losses utilized multiplied by the highest federal corporation income tax rate in effect and 100 percent of tax credits utilized (unless, due to special circumstances, this would be inequitable) and which is substantiated by specific records maintained by the group for such purposes.

3.          The provisions of this Agreement shall be administered by the President of Atlantic American Corporation.

4.          Each Member shall pay the Parent its allocated consolidated federal income tax liability under Step 1 of paragraph 2 of this Agreement.  The Parent shall pay to each Member with a net operating loss or tax credits during the taxable year its allocable share of the total of the additional amounts due from other Members pursuant to Step 3 of paragraph 2 of this Agreement.  Payments for these allocable shares are to be made no later than ten days after the date of filing of the consolidated federal income tax return for such taxable year.

5.          The President of Atlantic American Corporation shall have the right to assess Members their share of estimated tax payments to be made on the projected consolidated federal income tax liability for each year.  Payment to the President shall be made ten days after such assessment.  Such Member will receive credit for such prepayments in the year-end computation under paragraph 4 of this Agreement.

6.          If the consolidated federal income tax liability is adjusted for any taxable period, whether by means of an amended return, claim for refund, or after-tax audit by the Internal Revenue Service, the liability of each Member shall be recomputed under paragraphs 2 of this Agreement to give effect to such adjustments.  In the case of a refund, the Parent shall make payment to each Member for its share of the refund, determined in the same manner as in paragraph 4 of this agreement, within ten days after the refund is received by the Parent, and in the case of an increase in tax liability, each Member shall pay to the Parent its allocable share of such increased tax liability with in ten days after receiving notice of such liability from the Parent.  If any interest is to be paid or received as a result of a consolidated federal income tax deficiency or refund, such interest shall be allocated to the Members in the ratio each Member’s change in consolidated federal income tax liability bears to the total change in tax liability.  Any penalty shall be allocated upon such basis as the President of Atlantic American Corporation deems just and proper in view of all applicable circumstances.

7.          This Agreement shall apply to the taxable year specified in the preamble of this Agreement, and all subsequent taxable years, unless the Members agree in writing to terminate the Agreement.  Notwithstanding such termination, this Agreement shall continue in effect with respect to any payment or refunds due for all taxable periods prior to termination of this Agreement in accordance with the immediately preceding sentence.  Furthermore, if any Member ceases to be part of the Affiliated Group, this Agreement shall not apply to the Member for any tax year following the tax year in which such loss of Affiliated Group status occurs of, but shall continue to apply to the Member through the tax period in which loss Affiliated Group status occurs unless the Parent enters into a written agreement to the contrary.

8.          The Agreement shall not be assignable by any Member without the prior written consent of the others.

9.          The Members hereto specifically recognize that from time to time other companies may become Members of the Affiliated Group and hereby agree that such new Members may become parties to this Agreement by executing the master copy of this Agreement which shall be maintained at Atlantic American Corporation’s headquarters.  It will not be necessary for all the other Members to resign the Agreement, but the new Member may simply sign the existing Agreement and it will be effective as if the old Members had resigned.

10.          Any alteration, modification, addition, deletion, or other change in the consolidated income tax return provisions of the Code or the regulations thereunder shall automatically be applicable to this Agreement mutatis mutandis.

11.          Failure of one or more parties hereto to qualify by meeting the definition of Member of the “Affiliated group” shall not operate to terminate this Agreement with respect to the other parties as long as two or more parties hereto continue so to qualify and shall not operate to terminate this Agreement with respect to the Member ceasing to be part of the Affiliated Group for all tax years during which the party was both a Member and a part of the Affiliated group, through and including the tax year in which loss of Affiliated Group status occurs, unless the Parent enters into a written agreement to the contrary.

12.          This Agreement shall bind and inure to the respective successors and assigns of the parties hereto; but no assignment shall relieve any party’s obligations hereunder without the written consent of the other parties.

13.          This agreement does not and is not intended to confer any rights or remedies upon any person other than the Parties.

14.          The Parent has the right to handle audits and examinations, to appoint accountants or lawyers to represent the Group and its Members in tax disputes with the IRS, and the Parent has the sole discretion as to whether or not, and if so, on what terms, to settle a tax exam, and that the Parent has no obligation to file amended consolidated returns or refund claims, even though a particular Subsidiary might benefit from such a filing.

15.          The Parent will keep all records relating to the Agreement. All Members of the Group must retain all records, work papers, information, documents, and so on, relevant to the tax returns of the Parties for the appropriate period required by law, and if requested to do so, to provide them to the Parent.

16.          The existence and terms of the Agreement, and any information provided or exchanged in connection with the Agreement, is proprietary and will be kept confidential, except if its production is compelled by law or demanded by insurance regulators. This provision continues indefinitely, even after a Member leaves the Group or the Tax Allocation Agreement is terminated.

17.          Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the State of Georgia, in accordance with the rules of American Arbitration Association then in effect by three arbitrators. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrator shall not have the power to award punitive damages.

18.          This Agreement shall be governed by the laws of the State of Georgia.

IN WITNESS WHEREOF, the parties hereto have caused their names to be subscribed and executed by their respective authorized officers on the dates indicated, effective as of the date first written above.

Atlantic American Corporation

By:	/s/ John G. Sample, Jr	Date	January 4, 2016
JOHN G. SAMPLE, JR.

American Southern Insurance Company

By:	/s/ Robert Knight	Date:	January 4, 2016
ROBERT KNIGHT

American Safety Insurance Company

By:	/s/ Robert Knight	Date:	January 4, 2016
ROBERT KNIGHT

Bankers Fidelity Assurance Company

By:	/s/ Jeffrey Ross Franklin	Date:	January 4, 2016
JEFFREY ROSS FRANKLIN

Bankers Fidelity Life Insurance Company

By:	/s/ Philip Adams	Date:	January 4, 2016
PHILIP ADAMS

xCalibre Risk Services, Inc.

By:	/s/ Barbara Snyder	Date:	January 4, 2016
BARBARA SNYDER